UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

VIACOMCBS INC.

(Exact name of registrant as specified in its charter)

Delaware	04-2949533
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1515 Broadway, New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A Common Stock, par value $0.001 per share Class B Common Stock, par value $0.001 per share	The Nasdaq Stock Market LLC The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-234238

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Registration Statement on Form 8-A is being filed by ViacomCBS Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the registration of its Class A common stock, par value $0.001 per share, and Class B common stock, par value $0.001 per share (the “ViacomCBS Class A Common Stock” and “ViacomCBS Class B Common Stock,” respectively, and collectively, the “ViacomCBS Common Stock”), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the transfer of the listing of the ViacomCBS Class A Common Stock and ViacomCBS Class B Common Stock from the New York Stock Exchange to the Nasdaq Global Select Market (“Nasdaq”). The ViacomCBS Class A Common Stock and ViacomCBS Class B Common Stock are to commence trading on Nasdaq at the opening of pre-market trading on December 5, 2019.

On December 4, 2019, pursuant to the terms of the Agreement and Plan of Merger, dated as of August 13, 2019, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of October 16, 2019, by and between the Company (then-named “CBS Corporation”) and Viacom Inc., a Delaware corporation (“Viacom”), Viacom merged with and into the Company (the “Merger”), with the Company continuing as the surviving company. As of the effective time of the Merger, (i) each share of Viacom Class A common stock, par value $0.001 per share, issued and outstanding immediately prior to the effective time of the Merger, other than shares held by Viacom as treasury shares or held by the Company, was converted automatically into 0.59625 shares of ViacomCBS Class A Common Stock, and (ii) each share of Viacom Class B common stock, par value $0.001 per share, issued and outstanding immediately prior to the effective time of the Merger, other than shares held by Viacom as treasury shares or held by the Company, was converted automatically into 0.59625 shares of ViacomCBS Class B Common Stock. At the effective time of the Merger, the Company changed its name from “CBS Corporation” to “ViacomCBS Inc.”

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The description of the ViacomCBS Common Stock set forth under the section entitled “Description of the Capital Stock of ViacomCBS” contained in the joint consent solicitation statement/prospectus included in the Company’s Registration Statement on Form S-4 (Registration No. 333-234238) filed with the SEC on October 17, 2019 and amended on October 24, 2019, and declared effective by the SEC on October 25, 2019 is incorporated herein by reference.

Item 2. Exhibits.

Pursuant to the Instructions as to Exhibits for Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the Company are registered on Nasdaq and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: December 4, 2019.

VIACOMCBS INC.

By:	/s/ Christa A. D’Alimonte
	Name:	Christa A. D’Alimonte
	Title:	Executive Vice President, General Counsel and Secretary